Exhibit (f)(1)

LEGG MASON PARTNERS FUNDS

SALOMON BROTHERS FUNDS

EMERITUS RETIREMENT PLAN

Established effective as of January 1, 2007

A. Introduction

This Emeritus Retirement Plan (this “Plan”) is being adopted by each of the investment companies identified on Appendix A hereto (the “Companies”), severally and not jointly, in order to recognize and reward the valued services provided by certain of the Independent Board Members (as defined below) to the Company. This Plan shall apply to each person who (i) executes an instrument of adherence to this Plan, (ii) as of July 7, 2006 served as a Director or Trustee, or as an emeritus Director or Trustee, of a Company, and (iii) is not an “interested person” of such Company (collectively, the “Independent Board Members” and individually, an “Independent Board Member”) within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended. All rights, duties, responsibilities and obligations under this Plan shall be between each Company and its Independent Board Members as defined herein. No other person, including any other member of the Boards or Board Members of the Companies, shall participate in this Plan.

This Plan shall be administered by the Independent Board Members of each Company or their designee. Except as otherwise specifically provided in this Plan, all decisions or determinations to be made by the Independent Board Members are to be made by a majority of the Independent Board Members then serving as such.

B. Qualification for Benefits

Only an Independent Board Member who (A) (i) is or would be deemed to have retired under the Company’s Mandatory Retirement Policy as of the Board Election Date (as defined below) (or, with respect to any Company that is a closed-end fund, March 31, 2007 or such earlier date as may be determined in accordance with the Policy) or (ii) elects on or before July 7, 2006 to retire under such Mandatory Retirement Policy; or (B) as of July 7, 2006, was an emeritus Board Member, shall be entitled to the benefits of this Plan.

For all purposes of this Plan, “Board Election Date” means, as to any Independent Board Member and with respect to each Company with respect to which he or she serves as an Independent Board Member,

(i) if such Company (or, as applicable, any series thereof) is an open-end investment company, the date upon which the persons nominated at the June 2006 Board meetings who are not already serving as Board Members of the applicable Company (or any one of them) accept their elections and commence service as Board Members, provided that if such event does not occur in 2007, it shall mean December 31, 2007.

(ii) if such Company is a closed-end investment company, March 31, 2007 or such earlier date in 2007 upon which the Board Member retires is deemed to have retired.

C. Benefits

Each Independent Board Member qualifying for benefits under this Plan shall be entitled to an aggregate amount of benefit:

(i) with respect to a Board Member who is not serving as an emeritus Board Member prior to July 7, 2006, equal, in the aggregate, to the payments the Independent Board member would have received under the applicable emeritus program, calculated as if such Board Member: (A) had achieved emeritus status as of January 1, 2007, (B) from that date through the date that such Board Member would have been required to retire his/her emeritus status under the emeritus program to which such Board Member has previously been subject (the “Emeritus Period,” the Emeritus Period not to exceed the maximum length of time that the Board Member could have served as an emeritus Board Member under the terms of the applicable emeritus program), had attended all regular in-person board meetings during the year (typically four) based on currently effective Board schedules, and (C) during the Emeritus Period, had received annual retainer and meeting fees as specified under the applicable emeritus program (calculated as if any non-emeritus Board Member was entitled to receive compensation identical to such Board Member’s compensation as such compensation was in effect as of June 30, 2006); or

(ii) with respect to a Board Member who is serving as an emeritus Board Member prior to July 7, 2006, equal, in the aggregate, to the payments which such emeritus Board Member would otherwise have received under the applicable emeritus program, calculated from the Board Election Date through the date that such emeritus Board Member would have been required to retire his/her emeritus status under such emeritus program (the “Remaining Emeritus Period”) and as if such emeritus Board Member had, during such Remaining Emeritus Period, (i) attended all regular in-person board meetings during the year (typically four) based on the currently effective Board schedule, and (ii) had received annual retainer and meeting fees as specified under the emeritus program (calculated as if any non-emeritus Board Member was entitled to receive compensation identical to such non-emeritus Board Member’s compensation in effect as of June 30, 2006).

Unless a lump-sum payment shall have been elected under Section E, benefits under this Plan shall be paid to the qualifying Independent Board Member in equal quarterly installments, commencing with the first calendar quarter following the Board Election Date. Each quarterly installment shall be payable on the last business day of the calendar quarter.

No benefits under this Plan may be anticipated, transferred, pledged, assigned, either in law or equity, alienated, attached, garnished, levied or subject to any other legal or equitable process.

D. Survivorship

Notwithstanding the effective date of this Plan, in the event an Independent Board Member qualifying for benefits under this Plan dies after July 7, 2006 and prior to complete distribution under this Plan, such Independent Board Member’s beneficiary(ies) designated by him or her in writing to the Companies with specific reference to this Plan shall receive the remaining retirement benefits.

A Board Member may designate alternate beneficiaries who may receive benefits under this Plan in the event the Independent Board Member survives his or her primary beneficiary(ies). In the event the Independent Board Member survives his or her primary and alternate beneficiaries or if no beneficiary has been designated, the remaining retirement benefits under this Section D shall be payable to the Independent Board Member’s estate.

E. Lump-Sum Payments

Subject to the remainder of this Section, an Independent Board Member may elect to receive payments hereunder as a single lump sum at the date the initial installment would otherwise be made in lieu of installment payments. An Independent Board Member otherwise electing to receive installments may also elect that any installments otherwise due following his or her death will be paid in a lump sum. Any such election must be made prior to July 7, 2006 and shall become irrevocable as of that date.

The lump sum payment shall equal the present value of the installment payments payable to the Independent Board Member, calculated according to the following formula:

Such lump sum shall equal the product of

(i) the aggregate amount of the Independent Board Member’s retirement benefits from the Companies calculated in accordance with Section C hereof; and

(ii) the Independent Board Member’s “Present Value Factor,” as determined according to the following formula:

where:

n=	the number of quarterly payments remaining in the period until a Board Member would otherwise have been entitled to payments under this Plan; and

r=	1.2272% (quarterly equivalent of the 5.0% annual discount rate).

Where an Independent Board Member otherwise electing to receive installments has validly elected that any installments otherwise due following his or her death shall be paid in a lump sum, such lump sum shall be calculated in accordance with the foregoing procedure but based on the aggregate remaining amount of such installments, and their otherwise applicable respective dates of payment. Any calculation of a lump sum payment made pursuant to this section and approved by the Independent Board Members shall be conclusive and binding on all concerned in the absence of manifest error.

F. Accounting

The obligations of a Company, or if a Company has multiple investment portfolios or series (each, a “Fund”) the obligations of any Fund, to pay benefits and expenses under this Plan will not be secured or funded in any manner, and the obligations will not have any preference over the lawful claims of a Company’s or a Fund’s creditors. A Company or a Fund shall be under no obligation to segregate any assets for the purpose of providing retirement benefits pursuant to this Plan, and to the extent that any Independent Board Member or his or her beneficiary or estate acquires a right to receive a benefit under the Plan, such right shall be limited to that of a recipient of an unfunded, unsecured promise to pay amounts in the future and such person’s position with respect to such amounts shall be that of a general unsecured creditor of a Company or a Fund.

The benefits to an Independent Board Member (or his or her beneficiary or estate) described hereunder represent the aggregate amounts payable by all of the Companies. A Company shall be responsible for its proportionate share of the payment of the retirement benefits to Independent Board Members, as well as its share of expenses of administration of this Plan, including without limitation administrative, accounting and legal fees. In no event shall a Company be liable hereunder for amounts greater than its proportionate share of retirement benefits and expenses of administration under this Plan.

To the extent that a Company consists of one or more Funds, costs and expenses will be allocated among the Funds by the Board of Board Members of the Company in a manner that is determined by the Board or its designee to be fair and equitable under the circumstances.

The contingent obligations of a Company or a Fund under this Plan shall be accounted for in accordance with generally accepted accounting principles.

In the event of a liquidation, dissolution or winding up of a Company or a Fund or distribution of all or substantially all of the Company’s or Fund’s assets and property, appropriate provisions shall be made with respect to the obligations of such Company or Fund accrued under this Plan.

G. Amendment or Termination of Plan

A Company may at any time amend or terminate this Plan as to it or waive any provision of this Plan as to it upon the vote of a majority of that Company’s Independent Board Members; provided that (1) no amendment, termination or waiver will impair the rights of a Independent Board Member qualifying for benefits hereunder, or the beneficiary or estate of such an Independent Board Member who has died, to receive the payments to which he or she was entitled under this Plan; (2) no amendment, termination or waiver will reduce or otherwise alter the respective allocation of responsibilities among the several Companies for benefits accrued or costs incurred without approval of a majority of the Independent Board Members of each Company affected and (3) no amendment, termination or waiver may result in the benefits of this Plan ceasing to satisfy the requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

H. No Qualified Plan; No Shareholder Approval

This Plan shall not be a qualified plan under Section 401 of the Code and need not be submitted for approval of shareholders.

I. Effective Date

This Plan has been approved by the Independent Board Members of the Companies and shall become effective as of January 1, 2007. This Plan is intended to meet the requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code and shall be operated, administered and interpreted consistent with such intent.

Appendix A

Names of Companies:

Legg Mason Partners Lifestyle Series, Inc.	Legg Mason Partners Variable Portfolios I, Inc.
Legg Mason Partners Variable Portfolios IV	Salomon Brothers Global Partners Income Fund Inc.
Legg Mason Partners Fundamental Value Fund, Inc.	Salomon Brothers High Income Fund Inc
Legg Mason Partners Adjustable Rate Income Fund	Salomon Brothers High Income Fund II Inc
Managed Municipals Portfolio Inc.	Salomon Brothers Inflation Management Fund Inc.
Municipal High Income Fund Inc.	Salomon Brothers 2008 Worldwide Dollar Government Term Trust Inc
Citigroup Investments Corporate Loan Fund Inc.	Salomon Brothers Variable Rate Strategic Fund Inc.
Real Estate Income Fund Inc.	Salomon Brothers Worldwide Income Fund Inc.
Zenix Income Fund Inc.	Salomon Brothers Municipal Partners Fund Inc.
Managed High Income Portfolio Inc.	Salomon Brothers Municipal Partners Fund II Inc.
Legg Mason Partners Equity Funds	Salomon Brothers Capital Fund Inc
Legg Mason Partners Municipal Funds	The Salomon Brothers Fund Inc
Intermediate Muni Fund Inc.	Salomon Brothers Investors Value Fund Inc
High Income Opportunity Fund Inc.	Legg Mason Partners Variable Portfolios II
Legg Mason Partners Funds, Inc.	Legg Mason Partners Managed Municipals Fund, Inc.
Legg Mason Partners Income Funds	Legg Mason Partners California Municipals Fund, Inc.
Legg Mason Partners Small Cap Core Fund, Inc.	Legg Mason Partners New Jersey Municipals Fund, Inc.
Smith Barney Municipal Money Market Fund Inc.	Legg Mason Partners Oregon Municipals Fund, Inc.
Smith Barney Money Funds, Inc.	Legg Mason Partners Arizona Municipals Fund, Inc.
Legg Mason Partners World Funds, Inc.	Legg Mason Partners Core Plus Bond Fund, Inc.
Legg Mason Partners Variable Portfolios III, Inc.	Legg Mason Partners Sector Series, Inc.
Salomon Brothers Series Funds Inc	Legg Mason Partners Massachusetts Municipals Fund
Salomon Brothers Capital and Income Fund Inc.	Legg Mason Partners Investment Trust
Salomon Brothers Emerging Markets Debt Fund Inc.	Legg Mason Partners Appreciation Fund, Inc.
Salomon Brothers Emerging Markets Income Fund Inc.	Smith Barney Institutional Cash Management Fund Inc.
Salomon Brothers Emerging Markets Income Fund II Inc.	Legg Mason Partners Aggressive Growth Fund, Inc.
Salomon Brothers Emerging Markets Floating Rate Fund Inc.	Legg Mason Partners Investment Funds, Inc.
Salomon Brothers Global High Income Fund Inc.

SUPPLEMENT TO THE

LEGG MASON PARTNERS FUNDS

SALOMON BROTHERS FUNDS

EMERITUS RETIREMENT PLAN

Established effective as of January 1, 2007

The investment companies below (the “Companies”) hereby adopt this supplement to the Emeritus Retirement Plan relating to the Legg Mason Partners Funds and Salomon Brothers Funds, established effective January 1, 2007 (the “Plan”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Plan.

Notwithstanding anything to the contrary in the Plan, Mr. Dwight B. Crane shall be deemed an “Independent Board Member” covered by the Plan and shall be entitled to receive compensation under the Plan (whether or not he has elected to retire from an applicable Company by July 7, 2006) from the following Companies and, as applicable, series thereof (and from only those Companies and series) listed below.

Companies	Series
Legg Mason Partners Variable Portfolios II	Legg Mason Partners Variable Diversified Strategic Income Portfolio
Legg Mason Partners Managed Municipals Fund, Inc.	N/A
Legg Mason Partners California Municipals Fund, Inc.	N/A
Legg Mason Partners New Jersey Municipals Fund, Inc.	N/A
Legg Mason Partners Oregon Municipals Fund, Inc.	N/A
Legg Mason Partners Arizona Municipals Fund, Inc.	N/A
Legg Mason Partners Core Plus Bond Fund, Inc.	N/A
Legg Mason Partners Massachusetts Municipals Fund	N/A

Legg Mason Partners Investment Trust	Legg Mason Partners Intermediate Maturity California Municipals Fund
Legg Mason Partners Intermediate Maturity New York Municipals Fund
Smith Barney Institutional Cash Management Fund Inc.	Cash Portfolio
Government Portfolio
Municipal Portfolio
Legg Mason Partners Investment Funds, Inc.	Legg Mason Partners Investment Grade Bond Fund
Legg Mason Partners Government Securities Fund
Legg Mason Partners Adjustable Rate Income Fund	N/A
Managed Municipals Portfolio Inc.	N/A
Municipal High Income Fund Inc.	N/A
Citigroup Investments Corporate Loan Fund Inc.	N/A
Real Estate Income Fund Inc.	N/A
Zenix Income Fund Inc.	N/A
Managed High Income Portfolio Inc.	N/A

Notwithstanding Section C and E of the Plan, benefits to Mr. Crane under the Plan from, as applicable, each Company or series listed above shall be paid to Mr. Crane in equal quarterly installments, commencing with the first calendar quarter following the date of his resignation or retirement from the Board of the Company or, in the event he continues as a Board Member of the Company, the date upon which the Board ceases to oversee the applicable series by virtue of its reorganization, provided that in the event he elects to receive payments under the Plan in a lump sum, such lump sum payment shall be made as of the date that the initial installment would otherwise have been made.